Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in this Registration Statement of Enterprise Products Partners L.P. on Form S-8 of (i) our report dated March 9, 2004 (such report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill in 2002 and derivative instruments in 2001), appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2003 and (ii) our report dated March 16, 2004 with respect to the balance sheet of Enterprise Products GP, LLC, appearing in Exhibit 99.1 in the Current Report on Form 8-K of Enterprise Products Partners L.P. filed with the Securities and Exchange Commission on March 22, 2004.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 19, 2004